UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2013

SEARCHCORE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51225	43-2041643
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26497 Rancho Parkway South Lake Forest, CA 92630 (Address of principal executive offices) (zip code)

(855) 266-4663 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

Sports Asylum, Inc.

On December 31, 2012, we entered into a Securities Purchase Agreement by and among us, on the one hand, and Sports Asylum, Inc., a Nevada corporation, and its shareholders, Sabas Carrillo, an individual, and James Pakulis, an individual and one of our officers and directors, on the other hand.  Pursuant to the agreement, upon the closing of the transaction, we purchased 100% of the issued and outstanding equity interests of Sports Asylum in exchange for (a) the cancellation of a previous Secured Promissory Note issued to Sports Asylum, entered into on or about August 22, 2012 and with an outstanding principal balance of Two Hundred Eighty Five Thousand Dollars ($285,000) and (b) Two Hundred Fifteen Thousand Dollars ($215,000) represented by promissory notes in the original principal amount of One Hundred Sixty One Thousand Two Hundred Fifty Dollars ($161,250) to Pakulis and Fifty Three Thousand Seven Hundred Fifty ($53,750) to Carrillo.  The closing of the purchase took place on December 31, 2012.

On July 11, 2013, we entered into a First Amendment to Promissory Note with each of Pakulis and Carrillo to extend the date that we will begin making payments thereunder from June 30, 2013 to September 30, 2013, and extending the maturity date of the notes by a corresponding three (3) months.

Modularhomes.com

On January 25, 2013, we purchased the domain names known as www.modularhomes.com for total consideration of One Hundred Forty Thousand Dollars ($140,000), payable in down payment of Fifty Thousand Dollars ($50,000) and the balance over twelve (12) equal monthly payments.

On July 12, 2013, we modified our remaining payment obligation by increasing the purchase price by $6,000 and extending the payment term to $2,000 on July 15, 2013 and on the first of each month for five (5) subsequent months, followed by ten monthly payments of $5,460 beginning January 1, 2014.

Section 9 – Financial Statements and Exhibits.

Item 9.01   Financial Statements and Exhibits.

(d)     Exhibits

10.1	First Amendment to Promissory Note with James Pakulis dated July 11, 2013

10.2	First Amendment to Promissory Note with Sabas Carrillo dated July 11, 2013

10.3	Amendment Exhibit A to Escrow Instructions and Agreement dated July 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SearchCore, Inc.

Dated: July 15, 2013		/s/ James Pakulis
	By:	James Pakulis
	Its:	President and Chief Executive Officer